Exhibit 5.1

Conyers Dill & Pearman Limited Clarendon House, 2 Church Street PO Box HM 666 Hamilton HM CX, Bermuda Tel: +1 (441) 295 1422 Fax: +1 (441) 292 4720 conyersdill.com	BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS DUBAI HONG KONG LONDON MAURITIUS SINGAPORE

1 June 2015

Matter No: 376022

Doc Ref: Legal - 9494155

Tel: +1 441 299 4903

niel.jones@conyersdill.com

AXIS Capital Holdings Limited

92 Pitts Bay Road

Pembroke HM 08

Bermuda

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Dear Sirs,

Re: PartnerRe AXIS Capital Limited (the “Company”)

We have acted as special Bermuda legal counsel to AXIS Capital Holdings Limited (“AXIS”) in connection with a registration statement with PartnerRe Ltd. (“PartnerRe”) on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 13 March 2015 (as amended, the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of 217,272,320 common shares, par value US$0.0125 each of the Company, a portion of which (the “Amalgamation Shares”) are to be issued by the Company as the amalgamated company continuing as a result of an amalgamation (the “Amalgamation”) of AXIS and PartnerRe.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the form of memorandum of association and the bye-laws of the Company, annexed to the draft statutory amalgamation agreement between AXIS and PartnerRe (the “Amalgamation Agreement”) and which form exhibits 3.1 and 3.2 respectively to the Registration Statement, to be adopted when the Amalgamation becomes effective, a copy of an extract of minutes of a meeting of the board of directors of AXIS held on 25 January 2015 and written resolutions of AXIS’ directors dated 9 April 2015, together certified by an Assistant Secretary of AXIS on 13 April 2015, a copy of an extract of minutes of a meeting of the board of directors of PartnerRe held on 25 January 2015 certified by an Officer of PartnerRe on 30 March 2015 (collectively, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed, adopted and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that the Amalgamation and the Amalgamation Agreement will be duly approved by the respective members of AXIS and PartnerRe, (g) the Registrar of Companies in Bermuda (the “RoC”) will issue a certificate of amalgamation giving effect to the Amalgamation and (h) that upon the effectiveness of the Amalgamation, the RoC will issue a certificate of compliance for the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issue of the Amalgamation Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	Upon the effectiveness of the Amalgamation, the Company will continue as an exempted company duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

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2.	Upon the effectiveness of the Amalgamation and when issued as contemplated by the Registration Statement and pursuant to the Amalgamation Agreement, the Amalgamation Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the joint proxy/prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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